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                                                                      EXHIBIT 11

                           IBIS TECHNOLOGY CORPORATION
              STATEMENT RE: COMPUTATION OF PER SHARE INCOME (LOSS)

                                                                YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                      1997              1998             1999
                                                  -----------       -----------       -----------
Basic net income (loss) ....................      $(3,937,456)      $(1,165,960)      $   827,129
                                                  ===========       ===========       ===========
Weighted average common shares outstanding-
  basic ....................................        5,709,931         6,759,870         7,403,803
Net additional common shares upon assumed
  exercise of stock options and warrants ...               --                --           414,348
                                                  -----------       -----------       -----------
Weighted average commons shares outstanding-
  diluted ..................................        5,709,931         6,759,870         7,818,151
                                                  ===========       -----------       -----------
Net income (loss) per common share
  Basic ....................................      $     (0.69)      $     (0.17)      $      0.11
                                                  ===========       ===========       ===========
  Diluted ..................................      $     (0.69)      $     (0.17)      $      0.11
                                                  ===========       ===========       ===========